Harvest Natural Resources Announces Withdrawal of
Request for International Arbitration Against Venezuela

HOUSTON, January 29, 2015 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that its affiliates, HNR Finance B.V. (Harvest BV) and Harvest Vinccler S.C.A. (HVSCA), have withdrawn without prejudice a Request for Arbitration (the Arbitration Request) against the Government of the Bolivarian Republic of Venezuela before the International Centre for Settlement of Investment Disputes (ICSID) regarding Harvest BV’s interest in Venezuela and violations by the Government of Venezuela of the Netherlands – Venezuela Bilateral Investment Treaty. Harvest’s withdrawal of the Arbitration Request was pursuant to an order issued by the Court of Chancery of the State of Delaware at the request of Petroandina Resources Corporation N.V. (Petroandina), an affiliate of Pluspetrol Resources Corporation B.V. and an indirect equity owner of Harvest BV.

In spite of the fact that Petroandina informed Harvest that it has encountered no adverse reaction or ramifications related to the filing of the Arbitration Request, according to its request for the order, Petroandina sought the order because “Petroandina and its affiliates are suffering irreparable harm to their business relationships in Venezuela” and “Petroandina and its affiliates risk impairment of their ongoing business relationships, both in connection with the Petrodelta investment and their other existing and future relationships.”

James A. Edmiston, President and CEO of Harvest, said: “Harvest remains committed to protecting the value of the Company’s investment in Venezuela. Unfortunately, despite the fact that we continue to believe that the immediate pursuit of the claims set forth in our Arbitration Request is in the best interests of all equity owners of Harvest BV, we will be delayed from promptly pursuing these claims without going through a process established in the shareholders’ agreement with Petroandina or obtaining a waiver of that process. As always, we remain receptive to an urgent resolution of our issues with the Government of Venezuela, reached in good faith dialogue, between all parties concerned.”

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon and a business development office in Singapore.  For more information visit Harvest’s website atwww.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.